Exhibit 10.8

SYNCOPATION LIFE SCIENCES, INC.

628 MIDDLEFIELD ROAD

PALO ALTO, CA 94301

March 24, 2022

Gina Chapman

[***]

Dear Gina:

On behalf of Syncopation Life Sciences, Inc., a Delaware corporation (the “Company”), I am pleased to offer you employment with the Company. The purpose of this letter (the “Agreement”) is to summarize the terms of your employment with the Company, should you accept our offer:

1. Position and Duties

(a) Position and Term. You will be employed to serve on a full-time basis as Chief Executive Officer of the Company (CEO), effective as of May 2nd, 2022 (the “Effective Date”).

(b) Duties and Responsibilities. As CEO, you will have the duties, responsibility, and authority customary for such position and such other duties as reasonably assigned by the Board.

2. Compensation and Related Matters

(a) Base Salary. Your base salary will be at an annual rate of $500,000, which will be paid per month in accordance with the Company’s typical payroll schedule at a rate of $41,666.67 per pay period, subject to tax and other withholdings as required by law (the “Base Salary”). Such Base Salary shall be reviewed on an annual basis and the Company will determine, in its sole discretion, whether an upward adjustment to such compensation is warranted. Any upward adjustment shall be considered the new Base Salary for the purposes of this Agreement.

(b) Annual Bonus. You will be eligible to receive an annual cash bonus (the “Bonus”), based on your performance, with a target of up to 45% of your Base Salary, as determined in the sole discretion of the Company. The Bonus may be prorated in the year of hire based on your period of employment during such year. Your Bonus, if earned, will be payable on or before March 15th following the calendar year in which the Bonus was measured. Any Bonus will not be earned until paid, and except as otherwise provided in this Agreement, you must be employed with the Company at the time of payment to be eligible to receive such payment, provided that if your employment is terminated by the Company without Cause or if you terminate your employment for Good Reason, in each case after the Bonus is earned but prior to the payment date, you would be entitled to payment of your Bonus when it is paid to similarly situated executives.

(c) Transition Payment. You will also receive an aggregate transition payment of $300,000 (subject to tax and other withholdings as required by law), which shall be paid in $50,000 increments on a bi-annual basis, beginning within 30 days of your Effective Date, and subject to your continued employment with the Company on each such date (the aggregate of such payments, the “Transition Payment”).

(d) Equity Grants. Subject to approval by the Board, as soon as practicable after the Effective Date, you will be granted an award to purchase 1,409,846 shares of common stock of the Company (which is no less than 5% of the Company’s Fully-Diluted Capitalization on the date of this Agreement) (the “Restricted Shares”) pursuant to the terms and conditions of the Company’s 2021 Stock Option and Grant Plan (as amended from time to time, the “Plan”) and the applicable stock purchase agreement thereunder. In addition, subsequent to the company’s Series A financing, as soon as practicable after the close of the financing, you will be granted an additional award to purchase shares of common stock of the Company, which shall be no less than 5% of the Company’s Fully-Diluted Capitalization post Series A (the “Additional Restricted Shares”) pursuant to the terms and conditions of the Company’s 2021 Stock Option and Grant Plan (as amended from time to time, the “Plan”) and the applicable stock purchase agreement thereunder.

(e) The per share purchase price for the Restricted Shares shall be equal to the fair market value of a share of common stock of the Company on the date of grant as determined by the Company’s then-current 409A valuation in effect. Upon the execution of the stock purchase agreement for the Restricted Shares and purchase thereof, you may file an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), for any unvested portion of the Restricted Shares, within 30 days after the transfer of such shares. As used herein, “Fully-Diluted Capitalization” means the Company’s common stock outstanding (treating all directly or indirectly convertible or exercisable or exchangeable securities on an as-converted, as exercised, or as exchanged basis, as applicable), including all shares of Company’s capital stock reserved and available for issuance under any equity incentive plan or similar arrangement.

(i) The Restricted Shares will vest as follows: 25% will vest (and the Company’s corresponding repurchase option shall lapse) on the first anniversary of the Effective Date and the remaining 75% will vest (and the Company’s corresponding repurchase option shall lapse) monthly over the next 36 months, subject to your continued employment with the Company through each applicable vesting date such that the Restricted Shares will be fully vested (and shall no longer be subject to the Company’s repurchase option) on the fourth anniversary of the Effective Date, subject to your continued employment with the Company through such date. The Additional Restricted Shares will vest as follows: 1/48th will vest (and the Company’s corresponding repurchase option shall lapse) monthly over 48 months from the applicable Series A closing, subject to your continued employment with the Company through each applicable vesting date such that the Additional Restricted Shares will be fully vested (and shall no longer be subject to the Company’s repurchase option) on the fourth anniversary of the Series A closing, subject to your continued employment with the Company through such date. The Restricted Shares and the Additional Restricted Shares are collectively referred to as the “Time-Based Restricted Shares.”

(f) PTO. Effective upon your Effective Date, you shall begin to accrue up to twenty (20) days of Paid Time Off (“PTO”), which includes sick and vacation time, subject to the terms of the Company’s PTO policy. Any PTO not used in a given year will carry over into the following year; provided, however, that you will be allowed to accrue a PTO balance of no more than 1.5 times your annual PTO entitlement. Once this maximum is reached, all further accruals will cease, with accruals recommencing after you have taken PTO time and your accrued hours have dropped below the maximum.

(g) Employee Benefits. You shall be entitled to such other benefits, including the participation in the Company’s health insurance, vision insurance and dental insurance under the Company’s group health plan available to similarly situated employees in your position and for which you are eligible in accordance with any benefit plan or policy adopted by the Company during your employment. Your rights under any benefit policies or plans adopted by the Company shall be governed solely by the terms of such policies or plans. The Company reserves to itself or its designed administrator the exclusive authority and discretion to determine all issues of eligibility, interpretation and administration of each such benefit plan or policy. The Company or its designated administrator reserves the right to modify or terminate each benefit plan or program, and benefit plans or programs may be modified as required by the laws of the jurisdiction in which you reside.

(h) Business Expenses. You shall be reimbursed for all reasonable and necessary business expenses incurred in connection with your employment, including without limitation, expenses for travel and entertainment incurred in conducting or promoting business for the Company in accordance with the Company’s normal expense reimbursement policies. Further, the Company shall reimburse you for up to $10,000 in the aggregate for documented legal expenses incurred in connection with the negotiation of this Agreement.

3. Severance Benefits. If the Company or you terminate your employment at any time as provided below, then you shall be entitled to receive severance benefits as follows:

(a) Resignation without Good Reason or Termination for Cause. If your employment with the Company terminates by reason of your voluntary resignation from the Company without Good Reason, or if you are terminated for Cause, then you shall not be entitled to receive severance or other benefits, other than (i) any Base Salary earned through the date of termination, unpaid expense reimbursements (subject to, and in accordance with, Section 2(g) of this Agreement) and unused vacation that accrued through the date of termination on or before the time required by law and the Company’s PTO policies; and (ii) any vested benefits you may have under any employee benefit plan of the Company through the date of termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefits”).

(b) Termination without Cause or Resignation for Good Reason in Connection with a Sale Event. In the event your employment with the Company is terminated other than due to Cause, death or disability, or you resign from your employment with the Company for Good Reason (the date of such termination or resignation, the “Date of Termination”) prior to twelve (12) months after the effective date of Sale Event (such period, the “Corporate Transaction Period”), subject to your execution and delivery of an effective and irrevocable Release (as defined below) within sixty (60) days of such Date of Termination, the following shall occur: the Company shall pay or provide to you: (i) any earned and unpaid Bonus for the prior year and your target Bonus for the year in which the termination occurs, (ii) 1.0 Base Salary, (iii) any unpaid portion of the Transition Payment; and (iv) should you timely elect to continue health and dental insurance coverage following the Date of Termination in accordance with the provision of COBRA, the Company shall pay you a taxable monthly cash payment equal to the full monthly premium for such coverage for the period beginning on the Date of Termination and ending on the earlier to occur of (A) the date on which you obtain coverage under another health and dental insurance plan, (B) the end of your COBRA health continuation period, as required by law or (C) the date twelve months after the Date of Termination. You agree and represent that you will provide prompt written notice of the date on which you obtain coverage under another health and dental insurance plan following the Date of Termination; and (v) notwithstanding anything to the contrary in the Plan or any applicable option agreement or stock-based award agreement, (i) all outstanding stock options and other stock-based awards held by you at such time with time-based vesting (including, but not limited to, the Time/Performance-Based Restricted Shares) will immediately accelerate (and shall be released from the Company’s repurchase option) and become fully exercisable or nonforfeitable as of your Date of Termination (or the date of the Sale Event, if later), (ii) any outstanding stock options or other stock-based awards held by you with solely performance-based vesting shall be treated as specified in the applicable award agreement; and (iii) the time for exercising any options shall be extended until the earlier of (A) three (3) months following the Date of Termination or (B) the original expiration date applicable to such option. For the avoidance of doubt, the definitions of “Cause” and “Good Reason” provided herein (and not any definitions provided in any relevant Company equity incentive plan) shall govern with respect to whether you would be entitled to the benefits provided in Section 3(b)(v). The amounts payable under Section 3(b)(i) – (iii) shall be paid out in a single lump sum within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the amounts shall be paid in the second calendar year by the last day of such 60-day period.

(c) Termination without Cause or Resignation for Good Reason. You understand that your employment will be “at will”, which means that both you and the Company may terminate your employment at any time, for any reason with or without Cause or advanced notice; provided, however, you agree to provide the Company with at least two (2) weeks’ advance written notice of your intent to voluntarily resign from employment (other than for Good Reason). The Company may, in its sole discretion, waive the notice period upon your resignation of employment without Good Reason and your employment will immediately terminate at that time with no right to compensation (other than Accrued Benefits through the Date of Termination). In the event your employment is terminated by the Company other than due to Cause, death or disability or you resign from your employment with the Company for Good Reason, in either case other than during the Corporate Transaction Period, subject to your execution and delivery of an effective and irrevocable Release with sixty (60) days of such Date of Termination, the Company will: (1) continue to provide you with your then-current Base Salary for a period of twelve (12) months following the Date of Termination, which shall be paid in accordance with the Company’s normal payroll procedures; (2) should you timely elect to continue health and dental insurance coverage following the Date of Termination in accordance with the provision of COBRA, the Company shall pay you a taxable monthly cash payment equal to the full monthly premium for such coverage for the period beginning on the Date of Termination and ending on the earlier to occur of (A) the date on which you obtain coverage under another health and dental insurance plan, (B) the end of your COBRA health continuation period, as required by law or (C) the date twelve (12) months after the Date of Termination; (3) any earned and unpaid Bonus for the prior year, and your target Bonus for the year in which the termination occurs; (4) any unpaid portion of the Transition Payment; and (5) notwithstanding anything to the contrary in the Plan or any applicable option agreement or stock-based award agreement, (i) 25% of all unvested stock options and other stock-based awards held by you at such time with time-based vesting (including, but not limited to, the Time/Performance-Based Restricted Shares) will immediately accelerate (and shall be released from the Company’s repurchase option) and become fully exercisable or nonforfeitable as of your Date of Termination (or the date of the Sale Event, if later), (ii) any outstanding stock options or other stock-based awards held by you with solely performance-based vesting shall be treated as specified in the applicable award agreement; and (iii) the time for exercising any options shall be extended until the earlier of (A) three (3) months following the Date of Termination or (B) the original expiration date applicable to such option. For the avoidance of doubt, the definitions of “Cause” and “Good Reason” provided herein (and not any definitions provided in any relevant Company equity incentive plan) shall govern with respect to whether you would be entitled to the benefits provided in Section 3(c)(v). The amounts payable under Sections 3(c)(1), (3) and (4) shall be paid out in a single lump sum within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the amounts shall be paid in the second calendar year by the last day of such 60-day period.

Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

Notwithstanding anything to the contrary herein, payment of the Severance Benefits set forth in 3(b) and 3(c) is subject to (i) your execution and non-revocation of a waiver and general release of claims and non-disparagement (“Release”) within sixty (60) days following the date of your termination of employment and (ii) your continued compliance in all material respects with your obligations under Section 4 of this Offer Letter (collectively, the “Restrictive Covenants”). The Release will not waive: (1) any rights to indemnification and/or contribution, advancement or payment of related expenses you may have pursuant to the Company’s Bylaws or other organizing documents, under any written indemnification or other agreement between you and the Company, and/or under applicable law; and (2) any rights you may have to insurance coverage under any directors and officers liability insurance, other insurance policies of the Company, COBRA or any similar state law; (3) any claims for worker’s compensation benefits, disability or unemployment insurance, or any other claims that cannot be released as a matter of applicable law; (4) your rights to any vested equity or vested benefits under any written agreement with the Company or Company benefit plan, subject to the terms and conditions of such plan and applicable law; and (5) any claims arising after the date you sign the Release. Subject to your execution, delivery and non-revocation of the Release and Sections 3(b) and (c), the Severance Benefits will commence being paid on the first payroll date after the effective date of the Release, with the first such installment to include and satisfy all installments that would have otherwise been made up to such date assuming for such purpose that the installments had commenced on the first payroll date following your termination of employment. In the event you fail to execute the Release in a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period (or you revoke acceptance of the Release following its execution) or your breach any of the Restrictive Covenants, you will not be entitled to receive any of the Severance Benefits, and you will be required to repay to the Company any previously paid Severance Benefits.

As used in this Agreement, “Cause” means any of the following, as determined in good faith by the Board: (a) your conviction of, or plea of guilty or nolo contendere with respect to, any (x) felony or (y) misdemeanor involving moral turpitude, fraud, misrepresentation, embezzlement or theft; (b) your willful act of misappropriation, embezzlement or fraud in the performance of your duties that is harmful in any material respect to the Company or its affiliates monetarily or otherwise (including with respect to the reputation, business or business relationships of the Company or any of its affiliates); (c) your willful and continued refusal to perform your duties in any material respect that is not cured within thirty (30) days after receipt of specific written notice from the Board (if curable); (d) your willful misconduct or gross negligence in the performance of your duties and responsibilities to the Company that is, or could reasonably be expected to be, harmful in any material respect to the Company or its affiliates monetarily or otherwise (including with respect to the reputation, business or business relationships of the Company or any of its affiliates) that is not cured within thirty (30) days after receipt of specific written notice from the Board (if curable); (e) your willful violation of any state or federal law relating to the workplace environment (including, without limitation, laws relating to sexual harassment or age, sex or other prohibited discrimination) or any Company policy related thereto; (f) your material breach of this Agreement (including your breach of any of the Restrictive Covenants), or any material Company policy that is not cured within thirty (30) days after receipt of specific written notice from the Board (if curable); (g) your willfully engaging in any activity that is, or could reasonably be expected to be harmful in any material respect to the Company or its affiliates monetarily or otherwise (including with respect to the reputation, business or business relationships of the Company or any of its affiliates), that is not cured within thirty (30) days after receipt of specific written notice from the Board (if curable); or (h) your willful violation of any material law or regulation applicable to your work for the Company, that is not cured within thirty (30) after receipt of specific written notice from the Board (if curable).

As used in this Agreement, “Good Reason” means any one or more of the following done without your consent: (i) a material diminution in your duties, authorities or responsibilities that is not commensurate with your position with the Company; (ii) diminution in your Base Salary of more than ten percent (10%), other than any such diminution that is consistent with reductions in base salary for all other senior executives of the Company (including, but not limited to, a reduction due to any economic downturn, market dislocation or volatility or other financial crisis); (iii) change in the primary business location of the Company at which you are required to perform your duties and responsibilities by more than thirty (30) miles; (iv) any directive given to you in conflict with your professional medical ethics or obligations or otherwise in violation of the law or regulation applicable to the Company’s business; or (v) a material breach by the Company of this Agreement or any other written agreement between you and the Company; provided, however, that Good Reason shall not exist unless you provide the Company with written notice within ninety (90) days following the initial existence of one or more of the conditions described in clauses (i) through (v), the Company fails to cure such event or condition, if curable, within thirty (30) days (the “Cure Period”) following such written notice, and your employment terminates within thirty (30) days after expiration of the Company’s applicable Cure Period.

4. Restrictive Covenants. You will be required to execute a Confidentiality and Proprietary Rights Agreement in the form attached as Exhibit A, as a condition of employment.

5. Miscellaneous Provisions.

You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing (or that purports to prevent) you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

You agree to provide to the Company, within three (3) days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need to obtain a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

This Agreement shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice subject to the Company’s obligation to pay you severance benefits, if applicable. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the President of the Company or the CEO once hired, which expressly states the intention to modify the at-will nature of your employment.

In return for the compensation payments set forth in this Agreement, you agree to devote substantially all of your business time, reasonable best efforts, skill, knowledge, attention, and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company and not to engage in any other business activities without prior approval from the Company.

The Company may obtain background reports both pre-employment and from time to time during your employment with the Company, as necessary.

As an employee of the Company, you will be required to comply with all Company policies and procedures. Violations of the Company’s policies may lead to immediate termination of your employment. Further, the Company’s premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.

6. Indemnification. During the term of your employment and thereafter, the Company agrees that it shall indemnify you and provide you with Directors & Officers liability insurance coverage to the same extent that it indemnifies and/or provides such insurance coverage to other senior executive officers of the Company.

7. Section 409A. Notwithstanding anything else provided herein, to the extent any payments provided under this Agreement in connection with your termination of employment constitute deferred compensation as defined in Section 409A of the Code and the regulations thereunder (“Section 409A”), and you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from your separation from service from the Company or (ii) the date of your death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between your termination of employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. To the extent any payment under this offer letter may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Any references to a Sale Event shall only constitute a change of control if they also satisfy the requirements of U.S. Treasury Regulation 1.409A-3(i)(5)(v) or (vii). Notwithstanding anything contained herein to the contrary, you shall not be considered to have terminated employment with the Company unless you would be considered to have incurred a “separation from service” from the Company within the meaning of U.S. Treasury Regulation §1.409A-1(h)(1)(ii).

This Agreement is your formal offer of employment and supersedes any and all prior or contemporaneous agreements, discussions and understandings, whether written or oral, relating to the subject matter of this letter or your employment with the Company. The resolution of any disputes under this letter will be governed by the laws of the State of California.

Very Truly Yours,

SYNCOPATION LIFE SCIENCES, INC.

By:	/s/ Abraham Bassan
Name: Abraham Bassan
Title: President

The foregoing correctly sets forth the terms of my employment by Syncopation Life Sciences, Inc.

Date: 3/24/22	/s/ Gina Chapman
Name: Gina Chapman

EXHIBIT A

CONFIDENTIALITY AND PROPRIETARY RIGHTS AGREEMENT

Execution Version

SYNCOPATION LIFE SCIENCES, INC.

CONFIDENTIALITY AND PROPRIETARY RIGHTS AGREEMENT

This Confidentiality and Proprietary Rights Agreement (this “Agreement”) is made effective as of the earlier of the date this agreement is signed and the date of the undersigned employee’s or consultant’s first day of employment with or service as a consultant to (the “Effective Date”) Syncopation Life Sciences, Inc., a Delaware corporation (the “Company”).

In consideration for the Company employing or engaging me or continuing to employ or engage me, as the case may be, as an employee or consultant and my receipt of the compensation now and hereafter paid to me by the Company, I agree as follows:

1. Definition of Confidential Information. I acknowledge that I may be, or have been, furnished and/or have access to confidential, proprietary and/or trade secret information relating to the Company’s past, present or future (a) products, processes, formulas, patterns, compositions, compounds, projects, specifications, know how, research data, clinical data, personnel data, compilations, programs, devices, methods, techniques, inventions, software, and improvements thereto; (b) research and development activities; (c) designs and technical data; (d) marketing and business development activities, including without limitation prospective or actual bids or proposals, pricing information and financial information; (e) customers or suppliers; and/or (f) other administrative, management, planning, financial, marketing, purchasing or manufacturing activities. All of this type of information, whether it belongs to the Company or was provided to the Company by a third party with the understanding that it be kept confidential, and any documents, storage media (whether electronic or physical), or other materials or items containing this type of information, are proprietary, confidential and/or trade secrets to the Company (“Confidential Information”).

2. Obligations. I will protect the confidentiality of Confidential Information both during and after my employment (or consultancy) with or by the Company. In addition, I will not, at any time during the term of this Agreement or thereafter, (a) disclose or disseminate Confidential Information to any third party, including, without limitation, employees or consultants of the Company without a legitimate business need to know such Confidential Information; (b) remove Confidential Information from the Company’s premises or make copies of Confidential Information, except as required to perform my job; or (c) use Confidential Information for my own benefit or for the benefit of any third party. I also agree to take all actions necessary to avoid unauthorized disclosure and otherwise to maintain the confidential, proprietary or trade secret nature of such Confidential Information. If I am not certain whether or not information is confidential, proprietary and/or a trade secret, I will treat that information as Confidential Information until I have verification from an officer of the Company that the information is not Confidential Information.

3. Exceptions. The obligations in Section 2 do not apply to any information that I can establish through written records (a) has become publicly known without (i) a breach of this Agreement by me or (ii) a third party’s breach of an agreement to maintain the confidentiality of the information; (b) was disclosed by me as permitted by the policies and procedures of the Company, or (c) was developed by me prior to the Effective Date, and prior to the date any earlier confidentiality agreement of the Company was signed by me (or any earlier effective date of such agreement), if the date of development can be established by documentary evidence. Notwithstanding anything in this Agreement, I may disclose, without violating the terms of this Agreement, Confidential Information that I am specifically required by court order, subpoena or law to disclose, but I agree to disclose only that portion of Confidential Information that is legally required to be disclosed and further agree, to the extent permitted under applicable law, that prior to disclosure when compelled by applicable law, I shall provide prior written notice to the Company. I further understand and acknowledge that nothing in this Agreement or any other agreement or policy prohibits me from reporting possible violations of federal or state law or regulation to any governmental agency or entity or self-regulatory organization (including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General), cooperating with any such governmental agency or entity or self-regulatory organization in connection with any such possible violation, or making other disclosures or taking other actions (including, without limitation, receiving any whistleblower award provided for under such laws or regulations) that are protected under the whistleblower provisions of federal or state law or regulation (collectively “Protected Activity”), in each case without any notice to or authorization from the Company. I further understand that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. As required by the Defend Trade Secrets Act of 2016 (“DTSA”), 18 U.S.C. § 1833(b), I acknowledge that I will not be held criminally liable or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made under circumstances described therein, including: (1) in confidence to a government official or an attorney for the sole purpose of reporting or investigating a suspected violation of law; (2) in a complaint or other document filed in a legal proceeding, so long as such document is filed under seal; or (3) should I file a lawsuit against the Company for purported retaliation for reporting a suspected violation of law, then to my attorney, or in that court proceeding, so long as any document I file containing the trade secret is filed under seal and I do not disclose the trade secret except pursuant to court order. Unless expressly provided, the DTSA does not authorize, or limit liability for, an act that is otherwise prohibited by law, such as the unlawful access of material by unauthorized means.

4. Former Employer Information. I will not, during my employment (or consultancy) with or by the Company, improperly use or disclose any confidential information, proprietary information or trade secrets of any former or current employer or any other person or entity and that I will not bring onto the premises of the Company, or incorporate into my work for the Company, any unpublished document or confidential information, proprietary information or trade secret belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

5. Inventions and Works Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were authored, created, conceived, reduced to practice or made by me, alone or jointly with others, prior to my employment (or consultancy) with or by the Company, which belong to me, which relate to the Company’s business, products, or research and development (collectively referred to as “Prior Works or Inventions”), and which are not assigned to the Company hereunder, or, if no such list is attached, I represent that there are no such Prior Works or Inventions. If, in the course of my employment (or consultancy) with or by the Company, I incorporate into a Company product, process or machine a Prior Work or Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, assignable, sublicensable, irrevocable, perpetual, worldwide license to make, have made, copy, distribute, modify, use, import, offer to sell and sell such Prior Work or Invention as part of or in connection with such product, process or machine.

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6. Ownership of Works.

a. The Company owns all right, title and interest, including without limitation all trade secrets, patents and copyrights, in the following works that I create, make, conceive or reduce to practice, solely or jointly: (i) works that are created using the Company’s facilities, supplies, information, trade secrets or time; (ii) works that relate directly or indirectly to or arise out of the actual or proposed business of the Company, including, without limitation the research and development activities of the Company; (iii) works that relate directly or indirectly to or arise out of any task assigned to me or work I perform for the Company and/or (iv) works that are based on Confidential Information (collectively “Works”).

b. Because these Works will inevitably be based upon or somehow involve the Company’s business, products, services or methodologies, I agree that the Works will belong to the Company even if I create, make, conceive or reduce them to practice on my own time, using my own equipment, on the Company’s premises or elsewhere or after termination of my employment (or consultancy) with or by the Company. I will promptly provide full written disclosure to an officer of the Company of any Works I create, make, conceive or reduce to practice, solely or jointly. To the extent that the Works do not qualify as works made for hire under U.S. copyright law, I irrevocably assign to the Company the ownership of, and all rights of copyright in, the Works.

c. The Company will have the right to hold in its own name all rights in the Works, including without limitation all rights of copyright, trade secrets and trademark. I also waive all claims to moral rights in any Works. I acknowledge and agree that any and all patents, patent applications or other intellectual property rights relating to the Works are to be the exclusive property of the Company.

7. Ownership of Inventions.

a. I hereby irrevocably assign and agree to assign to the Company my entire right, title and interest in any idea, invention, modification, design, program code, software, documentation, formula, data, know how, technique, process, method, device, discovery, improvement, developments, or works of authorship, and all related patents, patent applications, copyrights and copyright applications, whether patentable or not, authored, created, made, conceived or reduced to practice, solely or jointly by me, whether or not during normal working hours or on my own time, whether or not using my own equipment, on the premises of the Company or elsewhere, or after termination of my employment (or consultancy) with or by the Company, that (i) is authored, created, made, conceived or reduced to practice using the Company’s facilities, supplies, information, trade secrets or time; (ii) relates directly or indirectly to or arises out of the actual or proposed business, including without limitation the research and development activities, of the Company; (iii) relates directly or indirectly to or arises out of any task assigned to me or work I perform for the Company and/or (iv) is based on Confidential

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Information (collectively “Inventions”), and all intellectual property rights therein. I will promptly make full written disclosure to an officer of the Company of any Inventions I create, make, conceive or reduce to practice, solely or jointly. I also waive all claims to moral rights in any Inventions. I acknowledge and agree that any and all patents, patent applications or other intellectual property rights relating to the Inventions are the exclusive property of the Company.

b. I agree to cooperate fully with the Company, both during and after my employment (or consultancy) with or by the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Works and/or Inventions. I agree to execute and deliver all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable to protect its rights and interests in any Works and/or Inventions. I further agree that if the Company is unable, after reasonable effort, to secure my signature on any such papers, any executive officer of the Company shall be entitled to execute any such papers as my agent and attorney-in-fact, and I hereby irrevocably designate and appoint each officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable to protect its rights and interests in any Works and/or Inventions, under the conditions described in this sentence.

c. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached as Exhibit B). I will advise the Company promptly in writing of any inventions that I believe meet the criteria in California Labor Code Section 2870 and are not otherwise disclosed on Exhibit A and such disclosed inventions shall be received by the Company in confidence pursuant to Labor Code section 2871.

8. Maintenance of Records. I will keep and maintain adequate and current written records of all Works and Inventions made by me (solely or jointly with others) during the term of my employment (or consultancy) with or by the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

9. Return of Confidential Information. I will return to the Company all Confidential Information in my possession, custody or control immediately upon termination of my employment (or consultancy) with the Company, or earlier if the Company requests.

10. Notification of New Employer. If I leave the employ of the Company or cease to serve as a consultant to the Company, I hereby grant consent to notification by the Company to my new employer or any person or entity that engages my services as a consultant or otherwise about my rights and obligations under this Agreement.

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11. Non-Solicitation. I acknowledge and agree that:

a. During my employment (or consultancy) and for one (1) year after termination of my employment (or consultancy) or engagement for any reason, I shall not, directly or indirectly solicit or recruit any employee of, or consultant to, the Company to work for a party other than the Company or engage in any activity that would cause any employee or consultant to violate any agreement with the Company.

b. During my employment (or consultancy), I shall not, directly or indirectly, solicit, divert or appropriate or attempt to solicit, divert or appropriate, for the purpose of competing with the Company, any customers, suppliers, licensees, licensors or other business partners of the Company, or any prospective customers suppliers, licensees, licensors or other business partners of the Company.

12. Representations and Warranties. I represent and warrant that (a) I am able to perform the duties of my position and that my ability to work for the Company is not limited or restricted by any agreements or understandings between me and other persons or companies; (b) I will not disclose to the Company, its employees, consultants, clients, partners or suppliers, or induce any of them to use or disclose, any confidential information or material belonging to others, except with the written permission of the owner of the information or material; and (c) any information, material or product I create or develop for, or any advice I provide to, the Company, its employees, consultants, clients, partners or suppliers, will not rely or be based on confidential information, proprietary information or trade secrets I obtained or derived from a source other than the Company. I agree to indemnify and hold the Company harmless from damages, claims, costs and expenses based on or arising from the breach of any agreement or understanding between me and another person or company or from my use or disclosure of any confidential information, proprietary information or trade secrets I obtained from sources other than the Company.

13. Damages and Injunctive Relief. I acknowledge and agree that:

a. My obligations under this Agreement have a unique and substantial value to the Company and I remain obligated even if I voluntarily or involuntarily leave the Company’s employment (or consultancy). I understand that if I violate this Agreement during or after my employment (or consultancy) or engagement, the Company may be able to recover monetary damages from me and/or the other relief described below.

b. A violation or even a threatened violation of this Agreement is likely to result in irreparable harm to the Company and monetary damages alone would not completely compensate the Company for the harm. Accordingly, the Company may obtain an injunction prohibiting me from violating this Agreement, an order requiring me to render specific performance of the Agreement, and/or other appropriate equitable remedies, without the necessity of the Company obtaining a bond.

c. If a court determines that I have breached or attempted or threatened to breach this Agreement, I consent to the granting of an injunction restraining me from further breaches or attempted or threatened breaches of this Agreement, compelling me to comply with this Agreement, and/or prescribing other equitable remedies.

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14. At-Will Employment. If I am an employee of the Company, (a) I understand that this Agreement does not create an obligation on the Company or any other person or entity to continue my employment; (b) I acknowledge that I am employed by the Company on an at- will basis and that either the Company or I may terminate my employment at any time and for any reason, and (c) while no written or oral commitments have been made to or by me to suggest other than at-will employment, I specifically acknowledge that this supersedes any prior representation or agreement to the contrary and that the at-will nature of my employment may not be amended, modified or waived except by a fully executed written agreement with the Company.

15. Miscellaneous Provisions.

a. Applicability. The provisions of this Agreement are applicable to Confidential Information, Works and Inventions disclosed, created, developed or proprietary before or after I sign this Agreement. I agree that if and to the extent that, during any period I was engaged by the Company to provide services prior to the date of this Agreement: (i) I received access to any information from or on behalf of the Company that would have been “Confidential Information” (as defined above) if I received access to such information during the period of my employment with Company under this Agreement; or (ii) I conceived, created, authored, invented, developed or reduced to practice any item, including any intellectual property rights with respect thereto, that would have been an “Invention” (as defined above) if conceived, created, authored, invented, developed or reduced to practice during the period of my employment with Company under this Agreement; then any such information shall be deemed “Confidential Information” hereunder and any such item shall be deemed an “Invention” hereunder, and this Agreement shall apply to such information or item as if conceived, created, authored, invented, developed or reduced to practice under this Agreement.

b. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not during normal business hours of the recipient, then on the next business day; (iii) five (5) calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the other party to this Agreement at such party’s address hereinafter set forth on the signature page hereof, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto.

c. Assignment. Neither this Agreement nor any of my rights or obligations hereunder shall be assignable by me, and any assignment by me shall be null and void. The Company may assign this Agreement or any of its obligations hereunder to any subsidiary of the Company, or to any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets or business of the Company. This Agreement is intended to bind and inure to the benefit of and be enforceable by me and the Company and the Company’s permitted successors and assigns.

d. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California. The parties agree that any action brought by either party to interpret or enforce any provision of this Agreement shall be brought in, and each party agrees to, and does hereby, submit to the jurisdiction and venue of, the appropriate state or federal court in the county in which I last worked on a regular basis for the Company.

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e. Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and merges all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof. This Agreement may not be amended, modified or revoked, in whole or in part, except by an agreement in writing signed by each of the parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

f. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.

g. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Signature:	/s/ Gina Chapman
Name:	Gina Chapman
Address:	[****]
Date:	March 24, 2022

SYNCOPATION LIFE SCIENCES, INC.

By:	/s/ Abraham Bassan
Name:	Abraham Bassan
Title:	President
Date:	March 24, 2022

SYNCOPATION LIFE SCIENCES, INC.

SIGNATURE PAGE TO CONFIDENTIALITY AND PROPRIETARY RIGHTS AGREEMENT